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                                   AGREEMENT


         This Agreement is made between United States Telecommunications, Inc.
(Tel) and Joseph Thacker (Thacker).

Whereas:   Tel desires to borrow One Hundred Fifty Thousand ($150,000) Dollars from Thacker; and:

Whereas:   Thacker agrees to loan Tel One Hundred Fifty Thousand ($150,000)
Dollars total, and:

Whereas:   The consideration for said loan shall be a full payment to Thacker of said One Hundred Fifty Thousand ($150,000) Dollars, to United States Telecommunications, Inc. Said loan shall be due and payable in full, at ten (10%) percent APR, not later than September 28, 2000.

Whereas:   Facsimile signatures are deemed original for the purpose of this document.

Agreed upon this 22nd Day of September, 1998.



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
/s/ JOSEPH THACKER                              /s/ RICHARD POLLARA
------------------------------                  -------------------------------
Joseph Thacker                                  Richard Pollara
                                                President of United States
                                                Telecommunications, Inc.
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